Exhibit 10.51

Annex IX to Note Purchase Agreement

LOCKUP AGREEMENT

July __, 2006
To: eMagin Corporation
and the Buyers Parties to the Note Purchase
Agreements Referred to Below
Re: eMagin Corporation Note Purchase Agreements
Dear Sir or Madam:

Reference is made to the several Note Purchase Agreements, dated as of the date hereof, by and between eMagin Corporation, a Delaware corporation (the "Company"), and the respective buyers who are parties thereto and hereto (each, a "Buyer" and collectively, the "Buyers"), and any successors and assigns thereto (the "Note Purchase Agreements"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreements.

The undersigned stockholder (the "Stockholder") of the Company understands that it is a condition precedent to the several obligations of the Buyers to purchase their respective Notes and Warrants pursuant to the Note Purchase Agreements that the Stockholder shall have executed and delivered this Agreement to the Buyers and the Company. Pursuant to a Note Purchase Agreement, the Stockholder is purchasing a 6% Senior Secured Convertible Note due 2007-2008 of the Company in the aggregate principal amount of $40,000.00 (the Note") and a Warrant to purchaseshares of Common Stock (the "Warrant"). The Note, the Warrant and the shares of Common Stock issuable upon conversion of the Note and upon exercise of the Warrant are collectively referred to herein as the "Securities".

The Stockholder hereby agrees that, except for transfers occurring upon the death of Stockholder and except for intra-family transfers or transfers to trusts for estate planning purposes (provided that in each such case, the transferee first agrees to become bound by the provisions of this letter agreement), the Stockholder will not, directly or indirectly, offer, sell, pledge, contract to sell, grant any option for the sale of, transfer or otherwise dispose of: yle Securities or any interest therein for a period beginning on the date of this letter agreement and ending on January , 2008. Notwithstanding the foregoing, (A) this letter agreement and the obligations hereunder shall terminate and be of no further force and effect upon the date of consummation of a sale of all or substantially all of the assets of the Company and (B) the Stockholder may sell shares of Common Stock issued upon conversion of the Note or upon exercise of the Warrant in accordance with the following schedule:

Period	Number of Shares
Prior to December 31, 2006	NONE
After December 31, 2006
Up to 50,000 shares of Common Stock in each fiscal quarter of the Company (such number of shares subject to equitable adjustments for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement)

The Company hereby agrees to notify its transfer agent of the provisions of this letter agreement. The Stockholder acknowledges and agrees that the Company may enter a stop transfer order with its transfer agent prohibiting transfer of the Securities, except in compliance with the requirements of this letter agreement.

This letter agreement may be executed in any number of counterparts, all of which shall together constitute one and the same instrument. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. In the event of the invalidity or unenforceability of any part or provision of this letter agreement, such invalidity or unenforceability shall not affect the validity or enforceability of any other part or provision of this letter agreement.

Please indicate your agreement with the terms of this letter by signing and returning to the undersigned a copy hereof.

Very truly yours,

/s/
John Atherly

Accepted and Agreed as of the above date.

EMAGIN CORPORATION

By:
Name:
Title: